Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2014 (this “Amendment”), by and among Suntory Holdings Limited, a Japanese corporation (“Parent”), SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Beam Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Merger, dated as of January 12, 2014 (the “Merger Agreement”);

WHEREAS, the parties to this Amendment may amend the Merger Agreement in accordance with Section 7.03 of the Merger Agreement; and

WHEREAS, in connection with the settlement of certain litigation relating to the Merger (as defined in the Merger Agreement) against the Company, the directors of the Company, Parent and Sub, the parties to the Merger Agreement desire to amend certain provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings specified in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a) Section 5.03(e)(iii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(iii) the Company has negotiated, and has used its reasonable best efforts to cause the Company Representatives to negotiate, in good faith with Parent and its affiliates and their respective representatives with respect to any changes to the terms and conditions of this Agreement and any other agreements relating to the Transactions for at least five (5) Business Days following receipt by Parent of such Notice of Change of Recommendation; and”

(b) Section 5.03(e) is hereby amended by adding the following sentence in a new paragraph immediately following Section 5.03(e)(iv):

“Following the Company’s initial compliance with the foregoing clauses (ii)-(iv) with respect to any Superior Proposal, the Company shall have no further obligations under the foregoing clauses (ii)-(iv), and the Company shall not be required to comply with the foregoing clauses (ii)-(iv) with respect to such Superior Proposal (including any amendment or modification thereto) or with respect to any other Superior Proposal (or any amendment or modification thereto).”

(c) Section 7.02(b)(ii) of the Merger Agreement is hereby amended by replacing the phrase “twelve (12)” with “six (6)”.

(d) Clause (b) of the definition of “Company Termination Fee” is hereby amended by replacing “$425,000,000” with “$382,500,000”.

Section 3. Representation and Warranties of the Company. The Company represents and warrants to Parent and Sub as of the date hereof that the Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution, delivery and performance of this Amendment by the Company has been duly authorized by all necessary corporate action on the part of the Company’s board of directors. No additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Amendment. This Amendment has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Amendment by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4. Representation and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as of the date hereof that each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Amendment. The execution, delivery and performance of this Amendment by each of Parent and Sub has been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Amendment. This Amendment has been duly executed and delivered by each of Parent and Sub and (assuming the due authorization, execution and delivery of this Amendment by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5. General Provisions.

(a) Effectiveness. The amendments set forth in this Amendment shall be effective as of the date set forth in the preamble to this Amendment.

(b) Counterparts. This Amendment may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Amendment.

(c) Governing Law; Disputes. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof. All legal Proceedings between the parties, arising out of or relating to this Amendment, shall be resolved in accordance with Section 8.08 of the Merger Agreement.

(d) Interpretation. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to January 12, 2014. References in this Amendment to “the date hereof” refer to the date set forth in the preamble to this Amendment.

(e) Except as specifically amended by this Amendment, all provisions of the Merger Agreement shall be in full force and effect.

* * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SUNTORY HOLDINGS LIMITED

By:	/s/ Kozo Chiji
Name:	Kozo Chiji
Title:	Managing Executive Officer
Chief Operating Officer
Finance & Accounting Division

SUS MERGER SUB LIMITED

By:	/s/ Kozo Chiji
Name:	Kozo Chiji
Title:	President

BEAM INC.

By:	/s/ Matthew J. Shattock
Name:	Matthew J. Shattock
Title:	President and Chief Executive Officer

First Amendment to Merger Agreement